EXHIBIT 99.1

ICU Medical, Inc. Announces Completion of a Stock Purchase Program

SAN CLEMENTE, Calif., Nov. 12, 2007 (PRIME NEWSWIRE) -- ICU Medical, Inc. (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, announced that it has completed a program announced in September 2007 to purchase up to $20 million of its common stock. Under that program 516,565 shares were purchased at a cost of $20 million.

Total purchases in 2007 under the September 2007 and earlier programs total 1,062,922 shares at a cost of $41 million. This brings the outstanding shares down to 13,681,950. The Company currently does not have another stock purchase program in place. Actual future purchases will depend on the stock price, prevailing market and business conditions and other considerations.

The foregoing statement concerning Management's expectation with respect to future purchases of its stock is a forward-looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, which include the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 10-K for the year ended December 31, 2006 and the Form 10-Q for the quarter ended September 30, 2007. Actual results in the future may differ materially from Management's current expectations.

CONTACT:  ICU Medical, Inc.
          Francis J. O'Brien, Chief Financial Officer
          (949) 366-2183

          Integrated Corporate Relations
          John F. Mills, Managing Director
          (310) 395-2215